Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Announces Preliminary Financial Results

for Fiscal 2006 First Quarter

Carpinteria, Calif. — May 12, 2005 — QAD Inc. (NASDAQ:QADI) today provided preliminary results for the fiscal 2006 first quarter ended April 30, 2005 and revised its financial outlook for the fiscal year.  Next week, QAD will be hosting its annual Explore User Conference in Washington D.C. from May 15th through May 18th.

Based on preliminary estimates, QAD anticipates reporting total revenues for the first quarter in the range of $55 million to $56 million.  QAD expects earnings in the range of $0.06 to $0.07 per diluted share.

Previously, the company had stated it expected total revenues between $57 million and $60 million for the fiscal 2006 first quarter and earnings between $0.12 and $0.16 per diluted share, depending on the level and mix of revenue.  Lower than expected license and services revenues in the first quarter affected total revenues and earnings per diluted share.  In addition, earnings were impacted by a one-time charge of approximately $0.02 per diluted share related to facility exit costs, net of tax.

For the full fiscal year 2006, QAD anticipates total revenues between $227 million and $240 million, translating to earnings per diluted share in the range of $0.40 to $0.55, depending on the level and mix of revenue.  QAD’s previous guidance projected revenues between $235 million and $250 million and earnings per diluted share between $0.50 and $0.70 for the full fiscal year.

QAD’s results remain subject to review by its independent registered public accounting firm.

The company will report its complete fiscal 2006 first quarter results on Thursday, May 26, 2005.  QAD’s management will host a conference call at 2:00 p.m. PDT that day to discuss the financial

(more)

results, operations and outlook.  The call will be accessible through a live webcast at www.qad.com.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages.  For more information about QAD, visit the QAD Web site at: www.qad.com. “QAD” is a registered trademark of QAD Inc.  All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage improvements in the IT and economic environment; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases and the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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